Exhibit 24(b)(8.70)
AMENDMENT NO. 1 TO SERVICES AGREEMENT

The Services Agreement (the "Agreement"), dated May 1, 1999 by and among ING Financial
Advisers, LLC (formerly Aetna Investment Services, Inc.), ING Life Insurance and Annuity Company
(formerly Aetna Life Insurance and Annuity Company) (collectively the "Company") and Goldman,
Sachs & Company ("Distributor") is hereby amended, with effect from September 1, 2004, as set forth below.

WITNESSETH:

WHEREAS, the parties reserved to themselves the right to amend the Agreement from time to time in a writing executed by the parties; and

WHEREAS, the parties now desire to amend the Agreement as set forth below;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the parties agree that the Agreement shall be amended as follows.

(1) All references to Aetna Investment Services, Inc. ("AISI") are amended to ING Financial
Advisers, LLC.

(2) All references to Aetna Life Insurance and Annuity Company ("ALIAC") are amended to
ING Life Insurance and Annuity Company ("ILIAC").

(3) All references to Aetna are amended to ING.

(4) Section 15 (b) is deleted and replaced with the following:

(b) Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

To the Company:

ING Financial Advisers, LLC/ING Life Insurance and Annuity Company
151 Farmington Avenue
Hartford, Connecticut 06156
Attn: Lisa S. Gilarde

To the Distributor:

Goldman, Sachs & Co.
32 Old Slip
New York, New York 10004
Attn: James McNamara

Any notice, demand or other communication given in a manner prescribed in this subsection (b) shall be deemed to have been delivered on receipt.

	(5)	Exhibit III of the agreement is deleted in its entirety and replaced with Exhibit III attached hereto.
Except as provided herein, the terms and conditions contained in the Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date set forth above.
ING LIFE INSURANCE AND ANNUITY		GOLDMAN, SACHS & CO.
COMPANY
By:	/s/ Laurie M. Tillinghast	By:	/s/ James McNamara
Title:	Vice President	Title:	Managing Director

ING FINANCIAL ADVISERS, LLC		GOLDMAN SACHS TRUST
By:	/s/ Christina Lareau	By:	/s/ James McNamara
Title:	Vice President	Title:	Vice President

EXHIBIT III

Annual Fee Rate for Class A Shares of Goldman	___% of average daily net assets attributable to
Sachs Fixed Income and Equity Funds:	shares of such non-money market Fund which are
owned beneficially by Plans during such period.

Annual Fee Rate for Institutional Class Shares of	___% of average daily net assets attributable to
Goldman Sachs Growth Opportunities Fund:	Institutional Class shares of Goldman Sachs
Growth Opportunities Fund which are owned
beneficially by Plans during such period.